                                                                    Exhibit 99.1


                            DIRECTOR NOMINEE CONSENT



         The undersigned, being advised that she has been nominated as a Director-Nominee of Data Conversion Laboratory, Inc., a New York corporation (the "Company"), and is to take office upon completion of the initial public offering of the Company of 1,250,000 units, each consisting of one common share and one warrant to purchase one common share, hereby consents to the use of her name as a Director-Nominee in the Registration Statement pursuant to which such units will be offered or any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.



                                        /s/ Judy Gross
                                        -------------------------------
                                        Judy Gross



June 1, 2002